Exhibit 10.9

October 10, 2014

Mears Technologies

189 Wells Ave. 3rd Floor

Newton, MA, 02459

Attention; Mr. John Gerber

Re:	Engagement Agreement

Dear John,

This letter agreement (the “Agreement”) confirms the terms and conditions that will govern Mears Technologies (together with its affiliates, subsidiaries, predecessors, and successors, the “Company”) engagement (the “Engagement”) of National Securities Corporation (“NSC”), a Washington corporation affiliated with Liquid Venture Partners, LLC (“Liquid”); a Delaware limited liability company whose broker dealer activities are offered through NSC. As set forth below, the Company hereby engages NSC as the Company's exclusive underwriter, and potentially placement agent, in connection with an offering or series of offerings of Company securities. Hereafter, unless designated separately, NCS shall refer to both NSC and Liquid collectively.

1.          Exclusive Appointment; Services.

a.           Exclusive Appointment. The Company hereby appoints NSC to act as its exclusive underwriter in connection with the sale of its common stock, par value $0.001 per share (“Common Stock”); in an initial public offering (“IPO”) of up to approximately $25 million of Common Stock, subject to Section 2(a) and 2(b) below. However, it is understood that the parties may agree in writing to alter the manner, size, and timing of the contemplated transaction, and the exclusive appointment of NSC will extend to NSC's appointment as a placement agent or underwriter with respect to offerings or sales of any type or form, including but not limited to private placements, registered direct offerings, institutional offerings under Rule 144A and similar arrangements, mergers and acquisitions, and public offerings, on any basis, agency or underwritten as to which the parties expressly agree will be subject to this Agreement (each, an “Alternative Offering”). Each of the IPO and any Alternative Offering is referred to as an “Offering”. This exclusive appointment by the Company of NSC in respect of the Offerings shall not apply to the Company's currently contemplated financing (expected to be completed by October 31, 2014) for approximately $3.0-$5.5 million in new capital and debt conversion of approximately $4.6 million (the “IPO Bridge Financing”). As of September 2014, the Company has closed on all of the conversion of approx. $4.68 million of debt and approx. $1.41 million of new capital. If the Company cannot close on an additional $2.9 million of new capital by November 30, 2014, this Agreement shall be deemed null and void and have no binding effect on either Party.

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During the term of this Agreement, the Company will not, nor will it permit any of its advisors or representatives to, engage any party other than NSC to act as placement agent or underwriter for any Offering, or to perform any other financial advisory, underwriting, or investment banking services for the Company, except in connection with the IPO Bridge Financing. If the Company or, to the Company's knowledge, any of its subsidiaries, stockholders, members, partners, affiliates, advisors or representatives, is contacted by any person concerning an Offering or expressing a desire to purchase any capital stock of the Company (“Securities”), the Company shall provide to NSC all relevant details of the inquiry, except in connection with the IPO Bridge Financing.

b.           Services. NSC represents and warrants that it is a licensed broker/dealer under applicable federal and state securities law. NSC shall assist the Company in identifying investors and potential purchasers, carrying out due diligence with respect to any potential Offering, and analyzing, structuring, and negotiating the contemplated Offering(s) on the terms and conditions set forth herein. In the case of private Offerings, NSC shall undertake to arrange such transactions on a “best efforts” basis; NSC shall underwrite public Offerings, if any, on a “firm commitment” basis (any such underwritten public Offering is a “Public Offering”). However, nothing contained herein constitutes a commitment or guarantee, express or implied, that any Offering will be consummated. NSC will not have the power or authority to bind the Company to any sale of the Securities, and any Offering will be conducted at a price and on terms satisfactory to the Company. NSC will have the right, but not the obligation, to determine the allocation of the Securities among prospective purchasers, if necessary, provided that such allocation is reasonably acceptable to the Company.

2.          Compensation. As consideration for the services provided under this Agreement, the Company will pay NSC a fee as follows:

a.           Fee. The Company shall pay NSC a cash fee (the “Cash Fee”) equal to six percent (6%) of the gross proceeds of any Offering, which is due and payable at the time of each closing of an Offering (“Closing”) exclusively from the proceeds of the Offering (directly from escrow; if an escrow account is used); provided, that in the case of a Public Offering, if NSC is not able to underwrite the full amount of the Public Offering, the Company shall have the right to include one or more additional underwriters as part of the underwriting syndicate for the Public Offering on customary terms and conditions and each such additional underwriter shall share a pro rata portion of the Cash Fee based on the number of shares underwritten by such additional underwriter as a percentage of the aggregate number of shares underwritten in the Public Offering.

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b.           Warrants. In addition to the Cash Fee, immediately upon Closing, the Company shall sell for $1,000 to NSC warrants (“Warrants”) to purchase the same type and character of Securities as are issued in the Offering (e.g., Common Stock), in an amount equal to twenty percent (20%) of the aggregate Securities issued in the Offering ; provided, that in the case of a Public Offering, if NSC is not able to underwrite the full amount of the Public Offering, the Company shall have the right to include one or more additional underwriters as part of the underwriting syndicate for the Public Offering on customary terms and conditions and each such additional underwriter shall share a pro rata portion of the Warrants based on the number of shares underwritten by such additional underwriter as a percentage of the aggregate number of shares underwritten in the Public Offering. The Form of Warrant to be used is attached hereto as Exhibit B. Such Warrants will be for a term of five (5) years at an exercise price equal to 120% (one hundred twenty percent) of the price paid by investors in the Offering. The Warrants will contain provisions for cashless exercise and adjustments for stock splits and similar transactions and representations and warranties normal and customary for warrants issued to placement agents or underwriters, and will not be callable or terminable prior to the expiration date. The Warrants may only be transferred in compliance with applicable securities laws. Common Stock underlying the Warrants will have identical registration rights as those granted, if any, to investors in the Offering as a result of which the Warrant was issued, including “piggyback” registration rights on the registrations of the Company, or demand registrations (voting with the other registrable securities to effect any such demand), as the case may be. The Company shall bear all costs and expenses of registration, including the filing and clearing of one or more registration statements. The Warrants may be assigned to any persons or entities designated by NSC.

c.           Other Fee Provisions: Fee Tail. The entire Cash Fee will be payable in respect of any other sale or placement of Securities in an Offering that closes or is in process during the term of this Agreement, regardless of whether such sale has been arranged by NSC, by another agent, or directly by the Company, subject to the provisions of Sections 2(a) and 2(b). Upon termination of this Agreement for any reason other than as a result of a breach by NSC or other termination for cause by the Company, the Company shall promptly pay NSC its accrued but unpaid fees and unreimbursed expenses incurred up to and as of the date of termination. Notwithstanding any termination of this Agreement, other than in connection with a Public Offering, NSC shall be entitled to the entire Cash Fee set forth in Section 2(a)-(b) if, within six (6) months of the termination of this Agreement, the Company consummates or enters into an agreement for the sale of Securities or to obtain financing or other benefit with any person or entity contacted by NSC in connection with this engagement or with which the Company or any of its agents on behalf of the Company first made contact without the involvement of NSC during the term of this Engagement. Any and all such fees shall be payable upon the Closing of any such sale. The foregoing shall not apply to any closing in connection with the IPO Bridge Financing.

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d.           Expenses. Subject to the following, the Company is responsible for all costs and expenses associated with any Offering of its Securities, and promptly upon request, the Company shall reimburse NSC for all reasonable out-of-pocket expenses incurred in connection with this Engagement, including but not limited to reasonable travel, printing, and the fees and expenses of legal counsel and any other independent advisors selected and retained by NSC (with the Company's consent, which shall not be unreasonably withheld):

i.            NSC Expenses. With the exception of legal fees and related legal expenses, .any single expense in excess of $1,000 (one thousand dollars) will not be incurred without the Company's prior approval, which shall not be unreasonably withheld. Upon execution of this Agreement, the Company shall pay NSC a retainer of $5,000 (five thousand dollars) which shall be applied to such expenses. In addition, the Company's obligation to reimburse such ordinary expenses prior to any financing shall be limited to the sum of $10,000 (ten thousand dollars). Notwithstanding the foregoing limitation, any reasonable reimbursable expenses (thirty thousand dollars) incurred prior to the, financing due to said limitation up to a maximum of $20,000 shall be reimbursed after the bridge financing and the cap shall be thereafter lifted to such extent, subject to the Company's continued right to approve expenses over $1,000 (one thousand dollars).

ii.         Legal Expenses. It is understood that the amount of NSC's legal expenses necessarily depends on the manner and size of any Offering the Company pursues. Prior to NSC's engagement of counsel with respect to any Offering, public or private, the Company shall deposit with NSC a refundable legal fee retainer of $15,000 (fifteen thousand dollars). With respect to any single private Offering, the Company shall not reimburse NSC more than $40,000 (forty thousand dollars) in legal fees. It is understood that the fees of NSC's counsel for any Public Offering (“Underwriter's Counsel'”) will significantly exceed $15,000 but in any event shall not exceed $150,000 (one hundred and fifty thousand dollars) unless approved in writing by the Company; legal fees for Underwriter's Counsel shall be negotiated in good faith and approved by the Company (which approval shall not be unreasonably withheld) prior to commencement of any work by Underwriter's Counsel with respect to any Public Offering of Company Securities, it being understood that in no event will NSC advance legal fees on the Company's behalf. Concerning the legal fees for a Public Offering, unless otherwise agreed in writing by the Company, the Company will provide a retainer for legal fees as follows: one third up to the filing of the S-1, one third between the filing of the S-1 and the effectiveness of the IPO, and one third at the effectiveness of the IPO.

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e.           Payments. All payments to be made to NSC hereunder will be made in cash by wire transfer of immediately available U.S. funds. Except as expressly set forth herein, no fee payable to NSC hereunder shall be credited against any other fee due to NSC. The obligation to pay any fee or expense set forth herein shall be absolute and unconditional and shall not be subject to reduction by way of setoff, recoupment or counterclaim.

3.          Manner of Offering; Representations and Warranties of the Company. The Company warrants and agrees that:

a.           Due Diligence. The Company will cooperate with NSC in any due diligence investigation reasonably requested by NSC in connection with the Engagement and will use commercially reasonable efforts (or in the case of a request in connection with a Public Offering, reasonable best efforts) to furnish NSC with such information with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company, including but not limited to financial statements, certificates of its senior officers regarding such information, (and customary opinions of counsel and customary letters or opinions of accountants in the case of a Public Offering), and such other documents as NSC may from time to time reasonably request (the “Company Information”) to assist in preparing a private placement memorandum, registration statement, or similar document for use in connection with any Offering and will provide NSC with reasonable access to the officers, directors, employees, accountants, counsel and other representatives (collectively, the “Representatives”) of the Company. The Company represents and warrants that all Company Information provided to NSC, including but not limited to the Company's financial statements, will be complete and correct in all material respects and, taken as a whole together with the Offering Materials (as defined below), will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and confirms that other than conducting a customary diligence investigation with a Public Offering, NSC (i) will use and rely upon the accuracy and completeness of all such Company Information without independently investigating or verifying same; (ii) has not been retained to independently verify any such Company Information; (iii) assumes no responsibility for the accuracy, completeness, or adequacy for any purpose of such Company Information or any other information regarding the Company; and (iv) will not make any appraisal of any assets of the Company.

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b.           Offering Materials. The Company will be solely responsible for the contents of the private placement memorandum, registration statement, or other offering document (as such may be amended or supplemented from time to time, and including any information incorporated therein by reference, the “Offering Materials”) and any and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Securities, and the Company represents and warrants that the Offering Materials and such other communications will not, as of the date of the offer or sale of the Securities, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in each case except insofar as the content of any Offering Materials and any other written or oral communications are made in reliance on and in conformity with any information relating to NSC or any other underwriter or placement agent furnished to the Company by NSC or such other underwriter or placement agent. The Company authorizes NSC to provide the Offering Materials and related communications to prospective and final purchasers of the Securities at such times and in such forms as the Company may direct.

If, at any time prior to the completion of the offer and sale of the Securities, an event occurs that would cause the Offering Materials or other selling communications to contain an untrue statement of a material fact or to omit to state a material fact necessary in, order to make the statements therein, in' light of the circumstances under which they were made, not misleading, then the Company will notify NSC immediately of such event, and NSC will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Offering Materials, and selling communications that corrects such statement or omission.

c.           Reliance Upon Company Representations The Company agrees that any representations and warranties made by it to any investor in a private Offering shall be deemed also to be made to NSC for its benefit. In connection with any Public Offering, (i) the Company and NSC expect to enter into a mutually agreeable underwriting agreement in customary form, which would be expected to supersede this Engagement Agreement and (ii) such underwriting agreement shall provide that NSC shall be entitled to receive a customary opinion of counsel and negative assurance statement from counsel to the Company and a letter from the Company's accountants containing statements and information of the type customarily included in accountants' “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Offering Materials.

d.           Compliance with State Securities Laws. The Company will be solely responsible for all applicable state securities law compliance with respect to the offer and sale of the Securities, including the timely making of any filings or taking other actions required under the applicable securities or “blue sky” laws or regulations of such domestic states as NSC reasonably may specify and the continuation of qualifications in effect for so long as may be required, The Company will provide NSC with copies of any pertinent filings at or around the time they are made, and to the extent any filing contains information relating to NSC and/or the terms of this Engagement, NSC will be provided a copy of the intended filing sufficiently in advance to permit time for review and comment.

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e.           Offerings Exempt from Registration. To the extent that any Offering Is designated as one to be made pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the “Act”), the Company agrees that to its knowledge, it will not, directly or indirectly, make any offer or sale of any Securities which would cause the contemplated Offering to fail to be entitled to the applicable exemption or unreasonably limit the availability of a public registered Offering or an Offering in which NSC will act, In particular, the Company represents and warrants to NSC that it has not, directly or indirectly, made any offers or sales of Securities which would cause the Offering of the Securities contemplated hereunder to fail to be entitled to the exemption from registration afforded by Section 4(a)(2) of the Act. As used herein, the terms “offer” and “sale” have the meanings specified in Section 2(3) of the Act.

To the extent that an Offering is designated as one to be made pursuant to Regulation D under the Act, the offer and sale of the Securities will comply with certain requirements of Regulation D to at least the extent that any non-compliance would satisfy the provisions of Rule 508 under the Act, including, without limitation, the requirements that:

(i)          Except as permitted by applicable law, the Company will not offer or sell the Securities by means of any form of general solicitation or general advertising.

(ii)         Except as permitted by applicable law, the Company will not offer or sell the Securities to any person who is not an “accredited investor” (as defined in Rule 501 under the Act).

(iii)        The Company will exercise reasonable care to assure that the purchasers of the Securities are not underwriters within the meaning of Section 2(11) of the Act and, without limiting the foregoing, that such purchasers will comply with Rule 502(d) under the Act.

(iv)        The Company will not make any filings with the Securities and Exchange Commission with respect to the offer and sale of the Securities without prior notification to NSC.

(v)         Neither the Company nor any officer, director, shareholder, promoter, manager or general partner of the Company is or will be subject to the “bad actors” disqualification provision of Rule 506(d) under the Act.

f.            Audits. The Company shall use commercially reasonable efforts to effect all financial audits necessary to meet the listing requirements of the NASDAQ, NYSE, or NYSE-MKT exchanges, as appropriate. For the avoidance of doubt, no financial audits will be required in connection with private Offerings.

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g.           Additional Pre-Offering Requirements. Prior to any Offering, the Company shall use commercially reasonable efforts to structure its capital structure, employee stock option plan, and Board of Directors in a manner reasonably acceptable to NSC and, where applicable, the Company shall use commercially reasonable effort to cause all holders to convert all notes and preferred shares to Common Stock with the extinguishment of attached rights. As a condition to making any changes at NSC’s request in connection with this subsection, the Company may require reasonable employment agreements or other protective agreements be entered into with one or more officers of the Company.

h.           Lock-Up Period. In the event of an IPO, all shares held by principals in the Company, shares received pursuant to a merger, if any, which closes within ninety days of the IPO closing, all Warrants and all shares received pursuant to exercise of such Warrants received by NSC hereunder may not be sold or redeemed for a period of 12 months following the initial listing on an exchange. Investors in bridge financing, if any, will be locked up for a period of no less than 180 days following initial listing.

i.            Investor Relations Firm; Investor Conference Calls. For a period of two (2) years from the Closing of a Public Offering, the Company shall retain an investor relations firm reasonably acceptable to NSC in terms of scope of services and fees, which firm should have the ability to perform investor relations and product and company branding functions. For a period of two (2) years from the Closing of a Public Offering, the Company, with the aid of the investor relations firm, will announce customary financial results via press releases and Form 8-K and hold investor and public conference calls at least quarterly, at which the Company will review its quarterly and annual financial results.

4.          Confidentiality. NSC acknowledges that in connection with the Engagement, the Company will provide NSC with information which the Company considers to be confidential and which will be marked with some methodology that indicates the Company's intention to preserve the information as confidential (“Confidential Information”). NSC agrees to employ all reasonable efforts to keep the Confidential Information secret and confidential, using no less than the degree of care employed by NSC to preserve and safeguard its own confidential information, and shall not disclose or reveal the Confidential Information to anyone except its employees, consultants and contractors who have an obligation of confidentiality with NSC. NSC will not use the Confidential Information except in connection with its performance of services hereunder, unless disclosure is required by law, court order, or any government, regulatory or self-regulatory agency or body in the opinion of NSC's counsel, in which event NSC will provide the Company with reasonable advance notice of such disclosure. These obligations do not apply to any portion of Confidential Information which: (a) Is or becomes generally available to the public other than through a breach of this Agreement; (b) was rightfully in NSC’s possession or readily available to NSC from another source not under obligation of secrecy to the Company prior to the disclosure; (c) is rightfully received by NSC from another source on a non-confidential basis; (d) is disclosed by the Company to an unaffiliated third party free of any obligation of confidence; (e) is developed by or for NSC without reference to the Company’s Confidential Information; or (f) is released for disclosure with the Company’s written consent. Notwithstanding any termination of this Agreement, NSC’s confidentiality obligations shall survive (1) in perpetuity under the Uniform Trade Secrets Act (“UTSA”) in respect of any Trade Secret as defined by the UTSA, and (2) in respect of any non-Trade Secret, for a period of two years from the date of disclosure.

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Notwithstanding any of the foregoing, NSC is authorized to transmit to any prospective investor the following: confidential material furnished by the Company or prepared by NSC in conjunction with the Company for transmission to prospective investors in a private Offering who have executed a confidentiality agreement acceptable to the Company; and forms of purchase agreements and any other legal documentation supplied to NSC for transmission to any prospective investor by or on behalf of the Company. The Company authorizes NSC to execute, on the Company's behalf, confidentiality agreements in a form acceptable to the Company with such prospective investors.

5.          Indemnification. The Company agrees to indemnify NSC and related persons in accordance with the indemnification agreement attached as Exhibit A, which is incorporated herein by this reference. The provisions of Exhibit A shall survive any termination or expiration of this Agreement.

6.          Term and Termination. NSC’s Engagement will commence upon the execution of this Agreement and shall continue in effect for a period of 180 (one hundred eighty) days (the “Initial Term”). During the Initial Term, this agreement may not be terminated by the Company absent gross negligence or willful misconduct of NSC. After the expiration of the Initial Term, the Agreement shall continue in effect; but may be terminated by either party at any time thereafter with thirty (30) days’ written notice to the other pursuant to Section 19. Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2 (including, without limitation, to the extent payment is required under Section 2(c)), 3(b)-(g), 3(k)-(n), 5, 6, 8-19, and Exhibit A, which shall survive termination.

7.          Additional Services; Right of First Refusal. Should the Company request NSC to perform any services or act in any capacity not specifically addressed in this Agreement, such services or activities shall constitute separate engagements, the terms and conditions of which will be embodied in separate written agreement(s) and will include appropriate indemnification provisions. The indemnity provisions of Exhibit A shall apply to any such additional engagements (whether or not covered by a separate written agreement), unless and until superseded by a written indemnity provision set forth in a subsequent agreement.

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8.          Other Transactions; Disclaimers. The Company acknowledges that NSC is engaged in a wide range of investing, investment banking and other activities (including investment management, corporate finance, securities issuance, trading and research and brokerage activities) from which conflicting interests or duties, or the appearance thereof, may arise. Information held elsewhere within NSC but not accessible (absent a breach of internal procedures) to its investment banking personnel providing services to the Company will not under any circumstances affect NSC's responsibilities to the Company hereunder. The Company further acknowledges that NSC and its affiliates have and may continue to have investment banking, broker-dealer and other relationships with parties other than the Company pursuant to which NSC may acquire information of interest to the Company. NSC shall have no obligation to disclose to the Company or to use for the Company's benefit any such non-public information or other information acquired in the course of engaging in any other transaction (on NSC's own account or otherwise) or otherwise carrying on the business of NSC. The Company further acknowledges that from time to time NSC's independent research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of NSC's investment banking department and/or which may have an adverse effect on the Company's Interests in connection with the transactions contemplated hereby or otherwise. In addition, the Company acknowledges that, in the ordinary course of business, NSC may trade the securities of the Company for its own account and for the accounts of its customers, and may at any time hold a long or short position in such securities. NSC shall nonetheless remain fully responsible for compliance with federal and state securities laws in connection with such activities.

It is expressly understood and agreed that NSC has not provided nor is undertaking to provide any advice to the Company relating to legal, regulatory, accounting, or tax matters. The Company acknowledges and agrees that it has relied and will continue to rely on the advice of its own legal, tax and accounting advisors in all matters relating to any Offering contemplated hereunder.

The Company further acknowledges and agrees that NSC will act solely as an independent contractor hereunder, and that NSC's responsibility to the Company is solely contractual in nature and that NSC does not owe the Company or any other person or entity, including but not limited to its shareholders, any fiduciary or similar duty as a result of the Engagement or otherwise.

The Company agrees that neither NSC nor any of its controlling persons, affiliates, directors, officers, employees or consultants shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company for any losses, claims, damages, liabilities or expenses arising out of or relating to the Engagement, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted solely from the gross negligence or willful misconduct of NSC.

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9.          Work Product and Announcements. NSC's advice shall be the sole proprietary work product and intellectual property of NSC, and such advice may not be disclosed, in whole or in part, to third parties other than the Company's professional advisors, as necessary, without the prior written permission of NSC unless such disclosure is required by law. The Company acknowledges that NSC, at its option and expense, and no earlier than the first to occur of (i) the signing of definitive agreements regarding the Offering or (ii) the public announcement of the Offering by the Company, may place announcements and advertisements or otherwise publicize the Offering (which may include the reproduction of the Company's logo and a hyperlink to the Company's website) on NSC's website and in such financial and other newspapers and journals as it may choose, stating that NSC has acted as an agent in connection with or advised the Company about such Offering.

10.         Complete Agreement; Amendments; Assignment. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements, whether oral or written, between NSC and the Company. This Agreement may not be amended or modified except in writing. The rights of NSC hereunder shall be freely assignable to any affiliate of NSC, and this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against each of the parties and their successors and assigns.

11.         Third Party Beneficiaries. This Agreement is intended solely for the benefit of the parties hereto and, with the exception of the rights and benefits conferred upon the Indemnified Parties by Section 5 and Exhibit A of this Agreement, shall not be deemed or interpreted to confer any rights upon any third parties.

12.         Governing Law; Jurisdiction; Venue. All aspects of the relationship created by this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed in New York, without regard to its conflicts of laws provisions. All actions and proceedings which are not submitted to arbitration pursuant to Section 13 hereof shall be heard and determined exclusively in the state and federal courts located in the Borough of Manhattan in the City of New York, and the Company and NSC hereby submit to the jurisdiction of such courts and irrevocably waive any defense or objection to such forum, on forum non conveniens grounds or otherwise. The parties agree to accept service of process by mail, to their principal business address, addressed to the chief executive officer and secretary thereof. The parties hereby agree that this Section 12 shall survive the termination and/or expiration of this Agreement.

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13.         Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City (with the exception of claims to enforce the indemnity provision contained herein, which may, at the option of the party seeking relief, be submitted either to arbitration or to any court of competent jurisdiction). The arbitration shall be administered either by FINRA Dispute Resolution pursuant to its Code of Arbitration Procedure, or if FINRA cannot or does not accept the arbitration, by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a, court of appropriate jurisdiction.

The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys' fees of the prevailing party.

The parties hereby agree that this Section 13 shall survive the termination and/or expiration of this Agreement.

The Company's and NSC's consent to Arbitration are confirmed by initialing below:

Company	NSC

14.         Severability. Should any one or more covenants, restrictions and provisions contained in this Agreement be held for any reason to be void, invalid or unenforceable, in whole or in part, such unenforceability will not affect the validity of any other term of this Agreement, and the invalid provision will be binding to the fullest extent permitted by law and will be deemed amended and construed so as to meet this intent. To the extent any provision cannot be so amended or construed as a matter of law, the validity of the remaining provisions shall be deemed unaffected and the illegal or invalid provision will be deemed stricken from this Agreement.

15.         Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

16.         Accounting. Any calculation, computation or accounting that may be required under this Agreement shall be made in accordance and conformity with the Generally Accepted Accounting Principles and other standards as determined by the Financial Accounting Standards board and regulatory agencies with appropriate jurisdiction.

17.         Counterparts. This Agreement may be executed via facsimile transmission and may be executed in separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single instrument.

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18.         Patriot Act, NSC hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (the “Patriot Act”), it is required to obtain, verify and record information that Identifies the Company in a manner that satisfies the requirements of the Patriot Act, This notice is given In accordance with the requirements of the Patriot Act.

19.         Notice. All notices, demands, and other communications to given pursuant to this Agreement shall be In writing and shall be personally delivered, sent by overnight delivery using a nationally recognized courier service, sent by facsimile transmission, or emailed. Notice shall be deemed received: (a) if personally delivered, upon the date of delivery to the address of the receiving party; (b) if sent by overnight courier, the date actually received by the recipient; (c) if sent by facsimile or email, when sent. The parties will each promptly notify the other of any changes to the following contact information.

Notices to the NSC shall be sent to:		Notices to the Company shall be sent to:

National Securities Corporation		Mears Technologies
410 PARK AVE. 14TH PL.
New York, N.Y. 10022
Attention:	JONATHAN RICH	Attention:
e-mail:	jrich@nationalsecuritiesib.com	e-mail:

with a copy to:

Liquid Venture Partners

12100 Wilshire Blvd, Suite 800

Los Angeles, CA 90025

Attention: Ankur V. Desal

e-mail: adesal@liquidventure.com

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If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below. We look forward to a long and successful relationship with you.

Very truly yours,

NATION L SECURITIES CORPORAT ON

By:

LIQUID VENTURE PARTNERS

By:

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

Mears Technologies, Inc.

By:	/s/ John D.T. Gerber
Name: John D.T. Gerber
Title: Chairman

12100 Wilshire Blvd. Suite 800 • Los Angeles, CA 90025 • www.liquidventure.com	14

EXHIBIT A

National Securities Corporation
c/o Liquid Venture Partners
12100 Wilshire Blvd., Suite 800
Los Angeles, CA 90025

Ladies and Gentlemen:

In further consideration of the engagement by Mears Technologies (the “Company”) of National Securities Corporation, a Washington corporation doing business as “Liquid Venture Partners” (“NSC”), to act as the Company's exclusive placement agent in connection with a potential Offering or Offerings of securities, as such engagement is described in that letter agreement between us of even date (the “Engagement Agreement”), the Company agrees to indemnify NSC and certain other persons provided for herein. All capitalized terms that are not defined herein shall have the meaning given to them in the Engagement Agreement.

A.           Indemnification Generally. In connection with any Public Offering, the Company and NSC expect to enter into a mutually agreeable underwriting agreement in customary form, which would be expected to supersede this Engagement Agreement and the indemnification provisions of such agreement shall be apply. In the case of any other Offering, the Company hereby agrees to indemnify and hold harmless National Securities Corporation, its subsidiaries, parents and affiliates and each of their directors, officers, managers, agents, contractors, employees, members, counsel, and each other person or entity who controls NSC or any of its affiliates within the meaning of Section 15 of the Securities Act (collectively, the “Indemnified Parties”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses, or liabilities (or actions in respect thereof) (“Losses”), joint or several, to which they or any of them may become subject under any statute or at common law, and to reimburse such Indemnified Parties for any reasonable legal or other expense (including but not limited to the cost of any investigation, preparation, response to third party subpoenas) incurred by them in connection with any litigation or administrative or regulatory action (“Proceeding”), whether pending or threatened, and whether or not resulting in any liability, insofar as such losses, claims, liabilities, or litigation arise out of or are based upon (1) the engagement of NSC pursuant to the Engagement Agreement or subsequent agreement of similar purpose between the Company and NSC (an “Additional Engagement Agreement”); (2) the Offering of Securities to third parties contemplated by the Engagement Agreement or Additional Engagement Agreement, (3) any other matter relating to any Offering of Securities referred to or contemplated by the Engagement Agreement or Additional Engagement Agreement; (4) any untrue statement or alleged untrue statement of any material fact contained in the Offering Materials, or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of Securities, unless such untrue statement or alleged untrue statement arises from information supplied by any members, officers, agents or employees of NSC, in writing specifically for use therein; or (5) the omission or alleged omission to state in the. Offering Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that while the indemnity provisions herein shall include any and all claims regardless of whether NSC's negligence, active or passive, contributed to losses, they shall not apply to (i) amounts paid in settlement of any such litigation if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, or (ii) Losses arising solely from the willful misconduct or gross negligence of Indemnified Parties; and provided that the Company will not be responsible for the fees and expenses of more than one counsel to all Indemnified Parties, in addition to appropriate local counsel, unless in the reasonable judgment of any indemnified Party there exists a potential conflict of interest which would make It inappropriate for one counsel to represent all such Indemnified Parties.

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B.           Reimbursement. The Company will reimburse all Indemnified Parties for all reasonable expenses (including, but not limited to, reasonable fees and disbursements of counsel for all Indemnified Parties) Incurred by any such Indemnified Parties in connection with investigating, preparing, and defending any such action or claim, whether or not in connection with pending or threatened litigation in connection with the transaction to which an Indemnified Parties is a party, promptly as such expenses are incurred or paid.

C.           Contribution. In connection with any Public Offering, the Company and NSC expect to enter into a mutually agreeable underwriting agreement in customary form, which would be expected to supersede this Engagement Agreement and the contribution provisions of such agreement shall be apply. In the case of any other Offering, if such indemnification is for any reason not available or insufficient to hold an Indemnified Party harmless, the Company agrees promptly to contribute to the Losses Involved in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by the Company, on the one hand, and by NSC, on the other hand, with respect to the Engagement or similar services under any Additional Engagement Agreement or, if such allocation is determined by a court or arbitral tribunal to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of the Company on the one hand and of NSC on the other hand; provided, however, that, to the extent permitted by applicable law, the Indemnified Parties shall not be responsible for amounts which in the aggregate are in excess of the amount of all cash fees, exclusive of costs, actually received by NSC from the Company at the Closing in connection with the Engagement or similar services under any Additional Engagement Agreement. Relative benefits to the Company, on the one hand, and to NSC, on the other hand, with respect to the Engagement shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company in connection with the Offering, whether or not consummated, bears to (ii) all fees received or proposed to be received by NSC in connection with the applicable engagement. Relative fault shall be determined, in the case of Losses arising out of or based on any untrue statement or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact in conjunction with any Public Offering, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company to NSC and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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D.           No Liability Without Gross Negligence or Misconduct. The Company agrees that no Indemnified Party shall have any liability to the Company or its respective owners, successors, heirs, parents, affiliates, security holders or creditors for any Losses, except to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal of competent jurisdiction, to have resulted from such Indemnified Person's gross negligence or willful misconduct.

E.           Notice. NSC agrees, promptly upon receipt, to notify the Company in writing of the receipt of written notice of the commencement of any action against it or against any other Indemnified Parties, in respect of which indemnity may be sought hereunder; however, the failure so to notify the Company will not relieve it from liability under Sections A above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the Company of substantial rights or defenses.

F.           Settlement. The Company will not, without NSC's prior written consent, settle, compromise, or consent to the entry of any judgment in or otherwise seek to terminate any pending Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is a party therein) unless the Company has given NSC reasonable prior written notice thereof and such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Party from any liabilities arising out of such Proceeding. The Company will not permit any such settlement, compromise, consent or termination to include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party, without such Indemnified Party's prior written consent. No Indemnified Party seeking indemnification, reimbursement or contribution under this Agreement will, without the Company's prior written consent (which shall not be unreasonably withheld) settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding referred to herein or admit fault, culpability or failure to act by or on behalf of the Company or any Indemnified Party.

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G.           Survival; Successors. The indemnity, contribution and expense reimbursement obligations set forth herein shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise (but not duplicative of or effective to result in any multiplicative return of Losses or of any such liability of the Company), and shall remain operative and in full force and effect notwithstanding the termination of this Agreement, the closing of the contemplated Offering, and any successor of NSC or any other Indemnified Parties shall be entitled to the benefit of the provisions hereof. Prior to entering into any agreement or arrangement with respect to, or effecting, any merger, statutory exchange or other business combination or proposed sale or exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth herein, the Company will promptly notify NSC In writing thereof and, if requested by NSC, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth herein, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, In each case in an amount and on terms and conditions reasonably satisfactory to NSC.

H.           Consent to Jurisdiction; Attorneys' Fees. Solely for the purpose of enforcing the Company's obligations hereunder, the Company consents to personal jurisdiction, service and venue in any court proceeding in which any claim subject to this Agreement is brought by or against any Indemnified Party other than NSC. In any action for enforcement of this Indemnity provision, the prevailing party shall be entitled to recover all costs, including reasonable attorneys' fees, of bringing such an action.

Mears Technologies

By:

12100 Wilshire Blvd. Suite 800 • Los Angeles, CA 90025 • www.liquidventure.com	18

February 4, 2015

Mears Technologies, Inc.
20 Walnut Street, Suite 8
Wellesley Hills, MA 02481

Attention: Mr. John Gerber, Chairman

Re:	Engagement Agreement – 1st Amendment

Dear John,

This 1st Amendment (“1st Amendment”) to the Engagement Agreement between the Company and NSC dated October 10, 2014 (“Agreement”), confirms the additional terms and conditions that will govern NSC’s engagement as the Company’s placement agent in connection with an offering of the Company’s secured notes and makes certain modifications to the Agreement. All terms Included and not defined herein shall have the same definitions they had in the Agreement.

The Company currently has placed a principal amount of approximately $6.1 Million in the IPO Bridge Financing that automatically converts into common stock at the IPO planned under the Agreement. The Company wishes to place up to an additional $6.5 Million in principal amount in a placing to be called herein the “2nd IPO Bridge Financing” to fund the Company up through approximately January 2016 and otherwise provide adequate time to conclude the planned IPO. Additionally, it is contemplated that the notes sold in the IPO Bridge Financing will be offered the opportunity to convert into the same securities as being sold in the 2nd IPO Bridge Financing, for a potential total principal amount of approximately $12.6 Million.

The 2nd IPO Bridge Financing offered by NSC under this 1st Amendment shall be deemed a private placement of Securities under the Agreement, subject to the modifications herein addressed, and this 1st Amendment addresses additional modifications to the Agreement.

A. Revised Terms of the Bridge Financings

The Company hereby appoints NSC to act as its exclusive placement agent for the 2nd IPO Bridge Financing, which will be subject to the terms of the Agreement and this 1st Amendment.

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1)	The approximate $6.1 Million of notes issued in the IPO Bridge Financing will be offered the opportunity to convert into the secured notes to be offered in the 2nd IPO Bridge Financing.

2)	The 2nd IPO Bridge Financing will offer notes with the following basic terms: a) accrue interest at a rate of ten percent (10%) simple interest per annum; b) convert automatically at the IPO into common shares of the Company at a fifty percent (50%) discount to the IPO price; provided however, that in no event shall such conversion price be greater than $0.50 or less than $0.25, in each case as adjusted for stock splits, stock dividends, stock combinations, recapitalizations, or the like that occur after the date of this 1st Amendment; c) have a maturity date of May 31, 2016; and (d) be senior debt of the Company, secured by all the personal property assets of the Company, including all the intellectual property assets of the Company;

3)	NSC shall have the right to place any remainder of the additional $6.5 Million of 2nd IPO Bridge Financing that the Company’s existing shareholders and other 3rd party investors identified by the Company have not subscribed to by January 15, 2015, which amount the Company shall notify NSC in writing no later than January 16, 1015; and

4)	The Company shall close on at least $5.0 Million under the 2nd IPO Bridge Financing by February 15, 2015, unless extended by the Company upon approval of its board of directors (the “Successful Closing”); otherwise, NSC’s right to place the 2nd IPO Bridge Financing may be cancelled any time after February 15, 2015 by the Company in its sole discretion.

B. NSC Fees for the 2nd IPO Bridge Financing

NSC’s compensation in connection with the 2nd IPO Bridge Financing shall be paid (including issued) at the time of the Successful Closing, and will include:

i)	2nd IPO Bridge Financing Cash Fee. The Company shall pay NSC a cash fee equal to ten percent (10%) of the gross proceeds of the 2nd IPO Bridge Financing, which is due and payable at the time of the Successful Closing exclusively from the net proceeds of the 2nd IPO Bridge Financing and directly from escrow, if an escrow account is used (the “2nd IPO Bridge Financing Cash Fee”). For clarity, no fee is due on any of the notes that were sold in the IPO Bridge Financing that convert into the same securities as sold in the 2nd IPO Bridge Financing.

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ii)	2nd IPO Bridge Financing Placement Warrants. In addition to the 2nd IPO Bridge Financing Cash Fee, Immediately upon Successful Closing, the Company shall grant to NSC warrants to purchase common shares of the Company, in an amount equal to ten percent (10%) of the common shares issuable upon conversion of the notes (or other common stock or equivalents) sold in the 2nd IPO Bridge Financing (“2nd IPO Bridge Financing Placement Warrants”). For clarity, not warrants will be issued on any of the notes that were sold in the IPO Bridge Financing that convert into the same securities as sold in the 2nd IPO Bridge Financing. Such 2nd IPO Bridge Financing Placement Warrants will be for a term of five (5) years at an exercise price equal to 100% (one hundred percent) of the conversion price of the IPO Bridge Financing determined at the IPO. Notwithstanding the foregoing, this warrant will be issued at the lowest conversion rate, which will be adjusted to reflect the aforementioned final conversion price of the notes at the time of the IPO. The 2nd IPO Bridge Financing Placement Warrants will contain provisions for cashless exercise and adjustments for stock splits and similar transactions and representations and warranties normal and customary for warrants issued to placement agents or underwriters, and will not be callable or terminable prior to the expiration date. The 2nd IPO Bridge Financing Placement Warrants may only be transferred in compliance with applicable securities laws and FINRA rules. Common Stock underlying the 2nd IPO Bridge Financing Placement Warrants will have identical registration rights as those granted, if any, to investors in the 2nd IPO Bridge Financing, including “piggyback” registration rights on the registrations of the Company or demand registrations (voting with the other registrable securities to effect any such demand), as the case may be. The Company shall bear all costs and expenses of registration, including the filing and clearing of one or more registration statements. The 2nd IPO Bridge Financing Placement Warrants may be initially assigned to any persons or entitles designated by NSC.

The form of the 2nd IPO Bridge Financing Warrant will be similar to the form of warrant attached to the Agreement.

C. Compensation / Expenses

Section 2(a) of the Agreement is hereby deleted and in its place is substituted the following section:

“a.           Fee. The Company shall pay NSC a cash fee (“Cash Fee”) equal to 10 percent (10%) of the gross proceeds of any private Offering, which is due and payable at the time of each closing of such private Offering (“Closing”), exclusively from the proceeds of the Offering (directly from escrow, if an escrow account is used). The Company shall pay NSC a Cash Fee equal to 9 percent (9%) of the gross proceeds of the IPO, exclusively from the proceeds of the IPO; provided, that in the case of an IPO, if NSC is not able to underwrite the full amount of the IPO the Company shall have the right with NSC’s reasonable consent to include one or more additional underwriters as part of the underwriting syndicate for the Public Offering on customary terms and conditions,”

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Section 2(b) of the Agreement is hereby removed and in its place is substituted the following section:

“b.           Warrants. In addition to the Cash Fee, immediately upon Closing of any private Offering, the Company shall sell for $1,000 to NSC warrants (“Warrants”) to purchase Common Stock, in an amount equal to ten percent (10%) of the aggregate Common Stock or, if a derivative the number of shares of Common Stock into which the derivative is convertible or exercisable, issued in the private Offering. In an IPO the Company shall grant NSC Warrants to purchase Common Stock in an amount equal to 12 percent (12%) of the aggregate Common Stock and, if a derivative is included in the Offering, additionally the number of shares of Common Stock into which the derivative is convertible or exercisable, issued in the IPO; provided, that in the case of an IPO, if NSC is not able to underwrite the full amount of the IPO, the Company shall have the right with NSC’s reasonable consent to include one or more additional underwriters as part of the underwriting syndicate for the IPO on customary terms and conditions. The Form of Warrant to be used is attached hereto as Exhibit B. Such Warrants will be for a term of five (5) years at an exercise price equal to 120% (one hundred twenty percent) of the price paid by investors in the Offering. The Warrants will contain provisions for cashless exercise and adjustments for stock splits and similar transactions and representations and warranties normal and customary for warrants issued to placement agents or underwriters, and will not be callable or terminable prior to the expiration date. The Warrants may only be transferred in compliance with applicable securities laws and FINRA rules. Common Stock underlying the Warrants will have registration rights typical of those granted to underwriters or placement agents for the offering in which the Warrants are issued, including “piggyback” registration rights on the registrations of the Company or demand registrations (voting with the other registrable securities to effect any such demand), as the case may be. The Company shall bear all costs and expenses of registration, including the filing and clearing of one or more registration statements. The Warrants may be assigned to any persons or entities designated by NSC.

Section 2(d)(II), is hereby modified to clarify that any legal retainers and fees paid are only refundable to the extent not earned, on an accountable basis.

D. Manner of Offering

Sections 3(e)(I) and (II) of the Agreement are hereby deleted and in their place are substituted the following:

“(I)          Except as permitted by applicable law and approved by NSC, the Company will not offer or sell the Securities subject to the Agreement by means of any form of general solicitation or general advertising.

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(ii)         Except as permitted by applicable law and approved by NSC, the Company will not offer or sell the Securities subject to the Agreement to any person who is not an “accredited investor” (as defined in Rule 501 under the Act).”

Section 3(g) of the Agreement is hereby deleted and in its place is substituted the following:

g.           Additional Pre-Offering Requirements. Prior to any Offering, the Company shall use commercially reasonable efforts to structure its capital structure, employee stock option plan, and Board of Directors in a manner reasonably acceptable to NSC and, where applicable, the Company shall use commercially reasonable effort to cause all holders to convert all notes and preferred shares to Common Stock with the extinguishment of attached rights. As a condition to making any changes at NSC's request in connection with this subsection, the Company may require reasonable employment agreements or other protective agreements be entered into with one or more officers of the Company. In respect of the Board of Directors, the board will be restructured as contemplated by Section 4(q) of the final Securities Purchase Agreement in respect of a private Offering of notes.

Section 3(h) of the Agreement is hereby deleted and in its place is substituted the following:

“h.           Lock Up Period. In connection with an IPO, the Company will use its best efforts to obtain lock up agreements from all Its officers, directors, key employees, stockholders and holders of securities convertible, exercisable or exchangeable for Common Stock as contemplated by Sections 4(u) and 4(v) of the final Securities Purchase Agreement in respect of a private Offering of notes.

E. Termination of the Agreement

Section 6 of the Agreement is hereby deleted and in its place is substituted the following:

“6.          Term and Termination. NSC's Engagement will commence upon the execution of this Agreement and shall continue in effect until February 15, 2015 (the “Initial Term”). During the Initial Term, this Agreement may not be terminated by the Company absent gross negligence or willful misconduct of NSC. After the expiration of the Initial Term, the Agreement shall continue in effect, but may be terminated by either party at any time thereafter with thirty (30) days' written notice to the other pursuant to Section 19. Notwithstanding the immediately preceding sentence, this Agreement may not be terminated by the Company until February 15, 2016 after the Successful Closing of the 2nd IPO Bridge Financing absent gross negligence or willful misconduct of NSC.

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Upon termination of this Agreement for any reason, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 2 (including, without limitation, to the extent payment is required under Section 2(c), 3(b)-(g), 3(k)-(n), 6, 6, 8-19, and Exhibit A, which shall survive termination.

F. Miscellaneous Amendments to the Agreement

For purposes of conformity, the following amendment(s) shall be made to the Agreement.

•	The last three sentences of the first paragraph of Section 1(a) of the Agreement shall be deleted and replaced with:

“This exclusive appointment by the Company of NSC in respect of the Offerings shall not apply to the Company's convertible bridge financing (the “IPO Bridge Financing”). As of September 2014, the Company has closed on a principal amount of approximately $6,100,000 of IPO Bridge Financing. The Company may amend this Agreement to engage NSC to place an additional amount of IPO Bridge Financing as may be mutually agreed between the Company and NSC.”

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If the above accords with your understanding and agreement, kindly indicate your consent hereto by signing below.

Very truly yours,

NATIONAL SECURITIES CORPORATION

By:

LIQUID VENTURE PARTNERS

By:

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

Mears Technologies, Inc.

By:	/s/ John D.T. Gerber
Name: John D.T. Gerber
Title: Chairman

12100 Wilshire Blvd. Suite 800 • Los Angeles, CA 90025 • www.liquidventure.com	7